EXHIBIT 99.1

CONTACT:	David H. Sternblitz Director, Investor and Public Relations (972) 580-5047

ZALE CORPORATION NAMES MARY L. FORTÉ CHIEF EXECUTIVE OFFICER

     DALLAS, Texas, June 24, 2002 — Zale Corporation (NYSE: ZLC), North America’s largest specialty retailer of fine jewelry, today announced that Mary L. Forté has been named Chief Executive Officer and appointed to the Company’s Board of Directors, effective August 1, 2002. She succeeds Robert J. DiNicola as Chief Executive Officer. Mr. DiNicola will remain as Chairman of the Board in a non-executive capacity.

     In commenting on the announcement, Mr. DiNicola noted, “Mary Forté has served Zale for eight years, contributing greatly to our success. In the last eighteen months in particular, she was instrumental in helping to bring the Company back to its strong leadership position in the industry. I am pleased that she will be at the helm as the Corporation moves ahead and prepares for future growth.”

     Ms. Forté has been the Company’s Executive Vice President and Chief Merchandise Officer since February 22, 2001. She joined the Company in July 1994 as President of Gordon’s Jewelers and served in that position until January 1998, when she became Executive Vice President and Chief Administrative Officer. Prior to joining Zale, Ms. Forté served in executive positions at QVC and at the Bon Marché and Rich’s divisions of Federated Department Stores. She has spent a total of 26 years in retailing and merchandising.

     As President of Gordon’s, the nation’s fifth largest specialty jeweler, Ms. Forté completely repositioned the brand’s concept. She improved and updated the quality of the merchandise mix and refined the promotional practices, resulting in increased sales per store and a higher average check.

     After completing the successful turnaround of Gordon’s, Ms. Forté was promoted to corporate Executive Vice President and Chief Administrative Officer. Her areas of responsibility included real estate, human resources, loss prevention, and corporate communications. In her role at the corporate level, Ms. Forté successfully applied her operational knowledge and skills to the acquisitions of Peoples Jewellers of Canada and Piercing Pagoda.

     When she took over as Chief Merchandising Officer in February of 2001, Ms. Forté assumed responsibility for merchandising, marketing, and store execution for all of the Company’s brands, many of which were struggling to regain their footing after a difficult 2000 holiday season. Over the last year and a half, she and her team have differentiated the individual brands, improved the product quality and the merchandise mix, raised the level of customer service, and re-established control of the operating expense structure. In addition, she played a pivotal role in first stabilizing and then enhancing a strong and cohesive management team, particularly at the brand level.

     Richard Marcus, long-term Board member and head of the Search Committee, noted that the selection is ideal for the Corporation, both internally and externally. He stated, “With Mary Forté’s proven track record at Zale and with Bob DiNicola remaining on the Board as Chairman, we believe we have ensured not only an orderly management transition but also continuity of the successful Zale strategy.”

     Ms. Forté stated, “I appreciate the Board’s expression of confidence and am very excited by the opportunity to lead this dynamic Company and talented management team. I look forward to continuing the traditions of customer satisfaction, brand integrity and sound financial results that have made Zale one of the finest specialty retailers in North America.”

     Zale Corporation is North America’s largest specialty retailer of fine jewelry operating more than 2,300 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation’s business units include Zales Jewelers, Zales Outlet, Zale Direct at www.zales.com, Gordon’s Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available on the internet at www.zalecorp.com.

This release contains forward-looking statements, including statements regarding the Company’s objectives and expectations regarding its merchandising and marketing strategies which are based upon management’s beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company’s actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company’s actual results to differ materially from those anticipated or expected in these forward-looking statements: that low or negative growth in the economy or in the financial markets will occur and reduce discretionary spending on goods that are, or are perceived to be, “luxuries”; that the events of September 11, 2001 and related events will negatively impact the economy or the financial markets and reduce discretionary spending on such goods; that warehousing and distribution productivity and capacity can be further improved to support the Company’s distribution requirements; that strong competitive responses may impact the Company’s efforts to leverage its brand power with its marketing, merchandising and promotional efforts; that seasonality of the retail jewelry business or downturns in consumer spending during the fourth calendar quarter may adversely affect the Company’s results; that the Company may not be able to continue to manage its inventory and product supply effectively to respond to consumer demand; that fluctuations in diamond prices may negatively effect the business; that the Company may not be able to integrate acquisitions into its existing operations or that new acquisitions and alliance opportunities that enhance shareholder value may not be available on terms acceptable to the Company; that the efforts to redefine the strategic role of each brand may not be successful; that litigation may have an adverse effect on the financial results or reputation of the Company; that key personnel who have been hired or retained by the Company may depart; that any disruption in the Company’s private label credit card arrangement may adversely affect the Company’s ability to provide consumer credit; or that changes in government or regulatory requirements may increase the cost of or adversely affect the Company’s operations. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.